Exhibit 99.1
TerraCair Ultrapure® Diesel Exhaust Fluid quality certified
by American Petroleum Institute
Sioux City, Iowa (March 9, 2009)—Terra Industries Inc. (NYSE symbol: TRA) announced today that Terra Environmental Technologies Inc. (TET), a wholly owned Terra subsidiary, has received certification of its TerraCair Ultrapure® Diesel Exhaust Fluid (DEF) from the American Petroleum Institute, the only national trade organization that certifies the quality of DEF to international performance standards. The certification recognizes that TerraCair Ultrapure® DEF meets the stringent quality standards that engine manufacturer service warranties require.
TerraCair Ultrapure® DEF is a nitrogen-based urea solution that is used in conjunction with selective catalytic reduction (SCR) systems to reduce harmful emissions from the exhaust stream of diesel engines. DEF markets are driven by U.S. legislation set to take effect in 2010 that will require new light- and heavy-duty diesel trucks to meet more stringent emissions requirements. In addition to improving air quality, the technology has the potential to increase fuel economy.
This certification marks continued progress in Terra’s efforts to establish TET as a leader in environmental technologies. Terra continues to devote substantial resources to TET, consistent with its strategy of focusing on higher value, upgraded products and differentiated markets.
TET supplies TerraCair Ultrapure® DEF to U.S. and Canadian customers from a number of plant locations directly and through licensed distribution channels.
About Terra/TET
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products. Terra Industries Inc. formed TET in 2003 to provide products and services to customers using nitrogen products to reduce NOx emissions from various sources, including power plants and in other environmental processes such as water treatment plants. TET was incorporated in December 2007.
Forward-looking statement
Certain statements in this new release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,
•	general economic conditions within the agricultural industry,
•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),
•	product mix,
•	the seasonality of demand patterns,
•	weather conditions,
•	environmental and other government regulation, and
•	agricultural regulations.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the section entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #
Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.